Exhibit 10.75

Investview, Inc.

234 Industrial Way West

Building A, Suite 202

Eatontown, NJ 07724

November 9, 2020

James R. Bell

[home address redacted]

Dear Mr. Bell:

The purpose of this letter is to notify you that the Board of Directors of InvestView, Inc. (the “Board”) has approved your Board fees, which Board fees shall be comprised of (i) an annual retainer fee of $75,000, which will be paid to you monthly in amount equal to $6,250 per month commencing on the fifteenth (15th) day of each month following the fourth (4th) closing under that certain Amended and Restated Securities Purchase Agreement dated as of the date hereof, provided that you must be serving as a director on the 9th day of each month in order to receive such monthly amount and (ii) a restricted stock grant of 45,000,000 shares of common stock of InvestView, Inc., effective as of the third (3rd) closing under such Agreement, which will be granted to you under the InvestView, Inc. 2020 Incentive Plan, the terms and conditions of which are set forth in the Restricted Shares Award Agreement attached hereto as Exhibit A. In addition, please be advised that you will receive a travel fee of $125 for each quarterly meeting of the Board that you attend.

If you have questions, please contact Annette Raynor, Chief Operating Officer at annette@investview.com or (732) 889- 4300.

Sincerely,

By	/s/ Joseph Cammarata
Joseph Cammarata
CEO

EXHIBIT A

Restricted Shares Award Agreement

INVESTVIEW, INC.

2020 INCENTIVE PLAN

RESTRICTED SHARES AWARD AGREEMENT

The Board of Directors of InvestView, Inc. (the “Board”) has determined to grant to you an award of restricted shares of common stock of InvestView, Inc. (the “Company”) under the InvestView, Inc. 2020 Incentive Plan (the “Plan”). The terms of the grant are set forth in the Restricted Shares Award Agreement (the “Agreement”) provided to you. The following provides a summary of the key terms of the Agreement; however, you should read the entire Agreement, along with the terms of the Plan, to fully understand the Agreement.

SUMMARY OF RESTRICTED SHARES AWARD GRANT

Grantee:	James R. Bell

Date of Grant:	November 9, 2020

Total Number of Shares Granted:	45,000,000

Vesting Schedule*:	The restrictions on the Shares shall lapse according to the following schedule:

November 9, 2021: 15,000,000 shares
November 9, 2022: 15,000,000 shares
November 9, 2023: 15,000,000 shares

* The Grantee must be providing service to the Company as a member of the Board on the applicable date for the restricted shares to vest on such date.

INVESTVIEW, INC.

2020 INCENTIVE PLAN

RESTRICTED SHARES AWARD AGREEMENT

This RESTRICTED SHARES AWARD AGREEMENT, dated as of November 9, 2020 (the “Date of Grant”), is delivered by InvestView, Inc. (the “Company”) to James R. Bell (the “Grantee”).

RECITALS

A. The InvestView, Inc. 2020 Incentive Plan (the “Plan”) provides for the grant of awards of restricted shares in accordance with the terms and conditions of the Plan.

B. The Board of Directors of the Company (the “Board”) has decided to make a grant of restricted shares to the Grantee as an inducement for the Grantee to promote the best interests of the Company and its shareholders and the terms and conditions of such restricted shares award shall be memorialized in this Restricted Shares Award Agreement (the “Agreement”). The Grantee may receive a copy of the Plan by contacting Annette Raynor, Chief Operating Officer at annette@investview.com or (732) 889- 4300.

NOW, THEREFORE, the terms and conditions of this Agreement are as follows:

1. Stock Award Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Board hereby grants the Grantee 45,000,000 shares of common stock of the Company, subject to the restrictions set forth below and in the Plan (“Restricted Shares”). Restricted Shares may not be transferred by the Grantee or subjected to any security interest until the shares have become vested pursuant to this Agreement and the Plan.

2. Vesting and Nonassignability of Restricted Shares.

(a) The Restricted Shares shall become fully vested, and the restrictions described in Sections 2(b) and 2(c) shall lapse, in accordance with the following schedule, if the Grantee continues to provide service to the Company as a member of the Board from the Date of Grant until the applicable vesting dates:

Vesting Date	Number of Shares
November 9, 2021	15,000,000
November 9, 2022	15,000,000
November 9, 2023	15,000,000

The vesting of the award is cumulative, but shall not exceed 100% of the shares subject to the award.

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(b) If the Grantee’s service with the Company terminates for any reason before the Restricted Shares become fully vested, the Restricted Shares that are not then vested shall be forfeited and must be immediately returned to the Company.

(c) During the period before the Restricted Shares vest (the “Restriction Period”), the non-vested Restricted Shares may not be sold, assigned, transferred, pledged or otherwise disposed of by the Grantee. Any attempt to sell, assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null, void and without effect.

3. Issuance of Certificates.

(a) Stock certificates representing the Restricted Shares may be issued by the Company and held in escrow by the Company until the Restricted Shares vest, or the Company may hold non-certificated restricted shares until the Restricted Shares vests. During the Restriction Period, the Grantee shall receive any dividends or other distributions with respect to the Restricted Shares and may vote the Restricted Shares. In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the Restriction Period, the shares or other property issued or declared with respect to the non-vested Restricted Shares shall be subject to the same terms and conditions relating to vesting as the shares to which they relate.

(b) When the Grantee obtains a vested right to Restricted Shares, vested shares shall be issued to the Grantee (either in certificated or non-certificated form, in the Company’s discretion), free of the restrictions under Section 2 of this Agreement.

(c) The obligation of the Company to deliver shares upon the vesting of the Restricted Shares shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

4. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Restricted Shares, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.

5. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan; provided, however, that the provisions of Section 19(a) of the Plan shall not be applicable to this grant and any termination of Grantee’s employment by or service to the Company shall cause any portion of this grant not then vested to terminate in accordance with Section 19(b) of the Plan. The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law. The Board shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. By accepting this grant, the Grantee agrees to be bound by the terms of the Plan and this Agreement and that all decisions and determinations of the Board with respect to the grant shall be final and binding on the Grantee and the Grantee’s beneficiaries. To the extent of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.

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6. Withholding. To the extent that withholding is required by applicable law, the Grantee shall pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local, or other taxes that the Company is required to withhold with respect to the grant or vesting of the Restricted Shares.

7. Restrictions on Sale or Transfer of Shares.

(a) The Grantee will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber the shares underlying this grant unless the shares are registered under the Securities Act of 1933, as amended (the “Securities Act”) or the Company is given an opinion of counsel reasonably acceptable to the Company that such registration is not required under the Securities Act.

(b) The Grantee agrees to be bound by the Company’s policies regarding the limitations on the transfer of the shares subject to this grant and understands that there may be certain times during the year that the Grantee will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, hypothecating or otherwise encumbering the shares. The Grantee also acknowledges and agrees that this grant is subject to any applicable clawback, recoupment or other policies relating to shares of common stock of the Company implemented by the Board or the Company, as in effect from time to time.

8. No Right to Continued Service as Director. Nothing contained herein shall be deemed to confer upon the Grantee any right to continue to serve as a member of the Board.

9. Assignment by Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

10. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the conflicts of laws provisions thereof.

11. Notice. All notices, demands, requests, consents, approvals, and other communications required or permitted to be given pursuant to this Note shall be in writing and shall be delivered (a) in hand by person with written receipt of the person to whom such notice is intended; (b) by registered or certified mail, postage prepaid, return receipt requested; or (c) by a generally recognized commercial courier service or overnight delivery service, (Federal Express or UPS), for next Business Day delivery, postage prepaid, with delivery receipt requested. All notices sent in accordance with this Section 11 shall be deemed “Delivered” unless otherwise specified herein, the same day if delivered by hand in person with receipt and signature of the intended recipient or by an authorized officer of the intended recipient; if by registered or certified mail, three (3) Business Days after the same is deposited in the U.S. Mail; or if sent by a commercial courier service or overnight delivery service for next Business Day delivery, one (1) Business Day after payment and receipt of mailing. The addresses for such communications shall be:

If to the Company:

Investview, Inc.

234 Industrial Way West

Building A, Suite 202

Eatontown, NJ 07724

Attn: Joseph Cammarata

Mario Romano

With a copy to:

Michael Best & Friedrich LLP

170 South Main Street, Suite 1000

Salt Lake City, UT 84101

Attention: Kevin C. Timken

If to the Grantee, to the Grantee’s address on the Grantee’s signature page hereto.

The addresses of the parties set forth above may be changed from time to time by a party by notice to the other in accordance with the notice provisions as set forth herein this Section 11.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this instrument effective as of the Date of Grant.

INVESTVIEW, INC.

By:	/s/ Joseph Cammarata
Joseph Cammarata, CEO

By:	/s/ Annette Raynor
Annette Raynor, COO

I hereby accept the grant of Restricted Shares described in this Agreement, and I agree to be bound by the terms of this Agreement. I hereby further agree that all the decisions and determinations of the Board shall be final and binding.

GRANTEE: James R. Bell

/s/ James R. Bell
(signature)
Date:	11/9/2020
Address:	[home address redacted]
Email:

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